SHAREHOLDERS APPROVE $1.7 BILLION MERGER OF PULTE HOMES AND DEL
WEBB, CREATING NATION’S LARGEST HOMEBUILDER

Anne Mariucci To Be Named as New Group President of Del Webb’s Operations

Bloomfield Hills, Mich.   and Phoenix, Ariz. – July 27, 2001 – Pulte Homes, Inc. (NYSE: PHM) and Del Webb Corporation (NYSE: WBB) today announced that their shareholders have overwhelmingly approved a merger of the two companies. Under the terms of the previously announced merger, Pulte Homes is to acquire all of the outstanding shares of Del Webb in a tax-free, stock for stock transaction. Shareholders of both companies approved the merger in separate meetings held in Michigan and Arizona.

Upon completion of the merger, Pulte Homes will be the nation’s largest homebuilder, with over $6.0 billion in annual revenues and more than 37,000 closings in the United States, Argentina, Mexico and Puerto Rico. Reflective of its Homeowner for Life™ strategy of serving homebuyers throughout each stage of their lives, Pulte Homes will hold an unmatched market position among first-time, trade-up and active adult homebuyers. Through Del Webb, the premier builder of active adult communities, Pulte Homes will be the leader in the fastest-growing demographic segment of the market.

As previously announced and pursuant to the merger agreement, shareholders of Del Webb will receive 0.894 shares of Pulte Homes stock for each Del Webb share they own. At this share price, the transaction has an equity value approaching $800 million, with Pulte Homes also assuming all outstanding Del Webb debt valued at approximately $950 million. The transaction value of $1.7 billion makes this the largest merger in the industry’s history.

Robert K. Burgess, chairman and chief executive officer of Pulte Homes, said, “This is a powerful, strategic merger between two industry leaders. Upon completion of the merger, Pulte Homes will become the largest homebuilder in the country with a geographic presence and product portfolio that cannot be replicated. With pro forma revenues over $6.0 billion and EBITDA of more than $700 million for the twelve month period ending June 30, 2001, the tremendous cash flow capacity generated by the combined companies will provide Pulte Homes even greater operating flexibility and financial stability in the future.”

Del Webb Group Management Named
Pulte Homes also announced that, effective with the closing of the merger, Anne Mariucci will be named Group President in charge of Del Webb’s operations. Ms. Mariucci had previously

-more-

been Executive Vice President, Arizona and Texas Operations and Company-Wide Strategic Planning for Del Webb Corporation.

“Clearly, Anne has the experience and demonstrated skills needed to lead this organization,” said Mark J. O’Brien, president and chief operating officer of Pulte Homes. “Also, the continuity of management will help to ensure a successful and seamless integration of our operations.”

“This merger offers tremendous opportunities to build on our success and become a key participant in the continued growth and improved financial performance of Pulte Homes,” said Mariucci. “The combination of complementary products and land positions will enable Pulte Homes to introduce Del Webb’s powerful brand name into new markets. At the same time, our company can now capitalize on excellent land positions in some of the nation’s fastest-growing markets to expand market share.”

About Del Webb
Del Webb Corporation (www.delwebb.com), based in Phoenix, Arizona, is the nation’s leading builder of active adult communities for people age 55 and older. The company operates 10 active adult communities in markets including Phoenix and Tucson, Ariz.; Palm Desert and Lincoln, Calif.; Ocala, Fla.; Chicago, Ill.; Las Vegas, Nev.; Hilton Head, S.C.; and Georgetown, Texas. The company also builds family and country club communities in Phoenix and Las Vegas. Four of Del Webb’s communities are currently ranked in the top 10 of the best-selling master planned communities in America.

About Pulte Homes
Pulte Homes (www.pulte.com), based in Bloomfield Hills, Michigan, has operations in 41 markets across the United States, Argentina, Puerto Rico and Mexico, where it is the fifth largest builder. Based on most recent 12-month results, Pulte Homes delivered nearly 20,000 homes in the United States and more than 8,000 homes in Mexico and Puerto Rico. Over its history, the Company has constructed more than 275,000 homes and has been honored as “America’s Best Builder.” Pulte Mortgage Corporation is a nationwide lender committed to meeting the financing needs of Pulte Homes customers by offering a wide variety of loan products and superior customer service.

Forward Looking Language

As a cautionary note to investors, except for historical information contained herein, certain matters discussed in this press release are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially. Risks and uncertainties include, but are not limited to, risks associated with: the cyclical nature of real estate operations; issues and timing surrounding land acquisition and development, government regulation, growth management, and environmental considerations; geographic concentration; financing and leverage; changes in economic conditions and interest rate fluctuations; increases in raw material and labor costs, future communities and new geographic markets; legal matters; natural risks, including weather conditions; and other matters set forth in Pulte Homes’ Form 10-K for the year ended December 31, 2000 and Pulte Homes’ filings made with the Securities and Exchange Commission (SEC) from time to time and Del Webb’s Form 10-K for the year ended June 30, 2000 and Del Webb’s filings made with the SEC from time to time.

Contact Information:
For Pulte Homes	For Del Webb

Investors and Media:	Investors:

Jim Zeumer	Don Mickus

(248) 433-4597	(602) 808-8004

jzeumer@pulte.com	don.mickus@delwebb.com

Media:

Scott Higginson

(602) 808-8299

Scott.Higginson@delwebb.com

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